EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

World Airways, Inc.:

      We consent to the use of our report dated March 11, 2003, with respect to the consolidated balance sheets of World Airways, Inc. as of December 31, 2002 and 2001, and the related consolidated statements of operations, changes in stockholders’ deficiency and cash flows for each of the years in the three-year period ended December 31, 2002, included and incorporated herein by reference and to the reference to our firm under the heading “Independent Auditors” in the Registration Statement on Form S-4.

      Our report refers to a change, effective January 1, 2000, in the Company’s method of accounting for certain aircraft maintenance costs.

/s/ KPMG LLP

McLean, Virginia

July 22, 2003